Exhibit (r)(3)

VIII)	CODE OF ETHICS

A)	General Principles

Strict compliance with this Code of Ethics and applicable Securities Laws is a basic condition of any Restricted Person’s employment or similar affiliation with Lexington. Any breach of this Code of Ethics may constitute grounds for disciplinary action, including dismissal from employment or termination of a similar relationship.

The CCO may, in her sole discretion, deem any third-party consultant, adviser or operating partner to be a “Restricted Person” and upon such a determination, such person shall be subject to the Code of Ethics and other relevant portions of the Manual.

The CCO has the authority to grant written waivers of the provisions of the Code of Ethics in appropriate instances. However, Lexington expects that waivers will be granted only in rare instances, and some provisions of the Code of Ethics that are prescribed by the SEC rules cannot be waived.

Unless otherwise instructed by Compliance, each Restricted Person who is not also a Lexington Person should assume that all duties and other requirements of Lexington Persons described in the Code of Ethics also apply to him or her. In certain limited circumstances, the CCO may determine that it is not necessary or advisable to subject certain of such Restricted Persons to certain duties or other requirements that apply to Lexington Persons. In such cases, Compliance will inform the relevant Restricted Person(s) of such determination. Any Restricted Person with questions about the nature or extent of his or her obligations under the Code of Ethics should contact Compliance.

1)	General Responsibilities

(a)	Duty to Disclose Material Facts and Conflicts

Lexington and Lexington Persons have a duty to disclose all material facts, including but not limited to actual and potential conflicts of interest, that may affect the services provided to those who rely upon Lexington for investment advice, including the Funds. As a general rule, information is material if there is a substantial likelihood that a reasonable investor would attach importance to it. In general, these material facts and conflicts are disclosed in Lexington’s Form ADV Part 2A and in the private placement memoranda of the Funds.

Where the General Partner of a Fund deems appropriate in its sole discretion, such General Partner may disclose to the Advisory Board of such Fund material conflicts of interest that arise in respect of such Fund, such as cases where Lexington Persons plan to make personal investments in Restricted Securities and such investments could create a material conflict of interest with respect to the Fund. In addition, before Lexington makes a recommendation that a Fund buy or sell a security, all Lexington Persons that have direct ownership of such security at the time of such recommendation and would otherwise be expected to participate in the discussions or authorizations concerning such recommendation, must affirmatively notify Compliance of such interest and Compliance shall determine what, if any, restrictions or other limitations are appropriate with respect to such person(s). Such restrictions and limitations may include prohibiting such person(s) from participating in the discussions and/or authorizations concerning a recommendation that the relevant Fund buy or sell the relevant security.

(b)	Duty to Act in the Best Interests of Funds

Lexington Persons have a duty to act only in the best interests of the Funds. This duty generally requires that the interests of Funds be placed above the interests of Lexington and Lexington Persons whenever a conflict may be present. If a material conflict arises between the interests of a Fund and the interests of Lexington or Lexington Persons, or between the interests of different Funds, the issue should be brought to the attention of Compliance.

2)	Improper Behavior

In general, Lexington Persons should not engage in any activity that conflicts with the interests of the Funds. To help avoid any potential conflicts and ensure compliance with any applicable legal and regulatory requirements, this Code of Ethics sets forth guidelines and restrictions for personal securities trading.

If any individual has any doubt regarding the propriety of any investment – personal or otherwise – he or she should contact Compliance before taking any action. At all times, Lexington Persons:

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shall scrupulously avoid serving their own personal interests ahead of the interests of the Funds, unless the relevant conflict is appropriately disclosed to Compliance and each relevant Lexington Person proceeds in accordance with Compliance’s instructions;

•	shall not use for their own benefit (or for the benefit of anyone other than a Fund) information about Lexington’s trading or investment recommendations for a Fund;

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shall not take advantage of any investment opportunity that would otherwise be available for one or more Funds, unless each relevant Fund has received its full allocation in such investment opportunity or each relevant Lexington Person has received specific approval from Compliance;

•	shall not use knowledge of a Fund’s portfolio transactions (or the transactions of a Portfolio Investment) to profit by the market effect of those transactions; and

•	shall conduct all personal Securities Transactions in full compliance with the Code of Ethics, including prior approval and reporting requirements.

Doubtful situations should be resolved in favor of the Funds. Lexington Persons should be aware that technical compliance with the procedures in the Code of Ethics will not automatically insulate from scrutiny any trades or other actions that indicate an abuse of fiduciary duty.

B)	General Requirements for Restricted Persons

Restricted Persons and their Immediate Family members must not engage in any Securities Transaction that involves a material conflict of interest, possible diversion of a corporate opportunity, or the appearance of impropriety without obtaining the prior approval of Compliance. Unless the context otherwise requires, references in this policy to Restricted Persons include both Restricted Persons and Immediate Family members of Restricted Persons.

The following rules and restrictions shall apply to any and all Securities Transactions by Restricted Persons in Covered Accounts.

1)	Prohibited Transactions

Lexington unequivocally prohibits and forbids all Restricted Persons from effecting a Securities Transaction, either personally or on behalf of others (including, without limitation, on behalf of Funds), on the basis of material nonpublic information in violation of law. Without the prior written approval of Compliance, Restricted Persons are prohibited from purchasing or selling Restricted Securities in Covered Accounts. Restricted Persons are also prohibited from investing “side-by-side” with any Fund in a Portfolio Investment without the prior written approval of Compliance. It is, however, permissible under the Code of Ethics for Restricted Persons to hold indirect interests in Restricted Securities through ownership interests in the General Partners.

2)	Restricted Securities List

In an effort to prevent inappropriate Securities Transactions by Restricted Persons and the Funds, Compliance will maintain and distribute from time to time a list of known Restricted Securities. The Restricted Securities List will be updated on an “as needed” basis. Restricted Persons are strictly prohibited from trading in Restricted Securities for a Covered Account of such Restricted Person without obtaining the prior written approval of Compliance. In addition, and as further described in the Insider Trading, Material Nonpublic Information and Market Manipulation Policy, the Funds are prohibited from trading in securities on the Restricted Securities List unless prior written approval from Compliance has been granted.

Lexington’s Restricted Securities List includes, among other items, the names of securities that are subject to a complete ban on sales or purchases without prior written approval from Compliance for reasons including but not limited to the following: (i) they are publicly traded securities either held by a Fund with respect to a Portfolio Investment or under active investment consideration by Lexington; (ii) they are publicly traded securities held by a Fund as a result of a distribution from a Portfolio Investment or that Lexington knows or believes will be so distributed to a Fund; (iii) Lexington or a Restricted Person is in possession of, or knows, or is in a position to receive, material nonpublic information about such securities; or (iv) Lexington is contractually obligated to restrict its employees from transacting in such securities. Restricted Persons should note that the Restricted Securities List may from time to time include securities of entities for which representatives of Lexington serve as advisors, regardless of whether Lexington or any Fund owns, expects to own, or is actively considering ownership of, securities in the entity. Restricted Persons also should bear in mind that publicly traded securities include not only stock of publicly owned operating companies, but other securities that are bought and sold on public exchanges, including exchange traded funds (ETFs) and exchange traded options. A Restricted Person considering buying or selling ETF shares or exchange traded options must first consult the Restricted Securities List to confirm that the relevant ETF or option is not on the list.

Where a security has been placed on the Restricted Securities List, Restricted Persons will not be permitted to purchase, sell or take any position in the relevant security until the security’s name is removed from the Restricted Securities List, unless prior written approval from Compliance has been granted.

Notwithstanding the above, if a Restricted Person maintains any position in a security that is subsequently placed on the Restricted Securities List, such Restricted Person must continue to hold and may not execute any buy or sell orders for the relevant security until the security is removed from the Restricted Securities List or approval from Compliance is granted. All

Restricted Persons are responsible for knowing the contents of the Restricted Securities List prior to effecting or soliciting a transaction in a security for a Covered Account. Any Restricted Person who consults the Restricted Securities List is prohibited from disclosing the securities listed on the Restricted Securities List to non-Restricted Persons (other than for the purpose of complying with the restrictions set forth in the Manual, including, for the avoidance of doubt, disclosures made to facilitate the compliance of such persons’ Immediate Family members with applicable portions of the Manual) without the prior approval of Compliance. Restricted Persons also should not disclose the securities listed on the Restricted Securities List to Franklin Templeton (including, for the avoidance of doubt, any of Franklin Templeton’s non-Lexington affiliates or their respective personnel), without the prior approval of Compliance.

As described in more detail in the Insider Trading, Material Nonpublic Information and Market Manipulation Policy, it is each Restricted Person’s responsibility to inform Compliance immediately if he or she knows of any securities that should be placed on or removed from the Restricted Securities List.

The Restricted Securities List shall be maintained in a manner that preserves historical additions and removals of securities and the reasons for which those securities were added and/or removed.

3)	Pre-clearance of Securities Transactions

Without the prior written consent of Compliance, no Restricted Person may directly or indirectly engage in a Securities Transaction in Restricted Security for a Covered Account. Note that Restricted Securities include securities acquired through IPOs and private placements, as well as the securities on the Restricted Securities List.

If a Restricted Person desires to engage in such a transaction, such Restricted Person shall either (i) request pre-clearance from Compliance via PTCC or (ii) submit an equivalent request to Compliance (which may be submitted via email) with sufficiently detailed information about the Securities Transaction in which the Restricted Person desires to engage. After receiving the pre-clearance request, Compliance will review the information and determine whether to authorize the requested Securities Transaction. In considering a request, Compliance will take into account certain factors, which may include, but are not limited to, whether: (a) the securities in question are held directly by a Fund, (b) the securities in question are or have been under investment consideration by a Fund, (c) a conflict of interest exists in relation to a Restricted Person holding the securities in question in a Covered Account and (d) the Restricted Person in question possesses or knows any material nonpublic information concerning the securities in question.

If pre-clearance is granted, the approval is valid for the day on which it is granted and the immediately following business day (except in the case of an approval of a private placement, which is valid until the private placement transaction closes). Compliance may revoke a pre- clearance at any time after it is granted and before the relevant transaction is executed. Compliance may deny or revoke pre-clearance for any reason, and is not required to explain such revocation or denial to the relevant Restricted Person.

The pre-clearance requirements do not apply to the following categories of transactions:

•	Transactions in Reportable Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

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Transactions that occur by operation of law or under any other circumstance in which neither the Restricted Person nor any member of such person’s Immediate Family exercises any direct or indirect influence or control to buy or to sell or makes recommendations to a person who exercises such discretion. To qualify for this exemption, Compliance may require the relevant Restricted Person to complete a Non- Discretionary Account Certification or similar certification relating to the relevant account(s) and/or transaction(s). Non-discretionary accounts and related certifications are discussed in detail below.

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Purchases of Reportable Securities pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of any class of securities and received by a Restricted Person (or an Immediate Family member) from the issuer.

4)	Disclosure of Transactions and Holdings; Compliance Certifications

Every Restricted Person must file the reports described below, even if there are no holdings, transactions or accounts to list in the reports (in which case the Restricted Person will report that there are no such holdings, transactions or accounts to list). Compliance with the reporting requirements described below does not relieve a Restricted Person of any other obligations under the Code of Ethics, including with respect to transaction prohibitions, pre-clearance requirements and other restrictions. Copies of all reporting forms may be obtained from Compliance. Compliance shall have the responsibility of periodically reviewing Securities Transactions and holdings of Covered Accounts.

Restricted Persons are required to file with Compliance, generally via PTCC or other method deemed acceptable by Compliance, the following reports:

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Initial Holdings Report: Within 10 days of commencing employment (or affiliation with Lexington, as the case may be) or otherwise becoming a Restricted Person, a Restricted Person must complete an initial holdings reporting process with Compliance, and all materials provided as part of that process must indicate the “as-of” date thereof. The information provided in the initial holdings reporting process must be current as of a date no more than 45 days prior to the date such person joined Lexington or otherwise became a Restricted Person.

As part of the initial holdings reporting process, a Restricted Person must provide Compliance with a list of all Reportable Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount) in which such Restricted Person (or members of such person’s Immediate Family) has Beneficial Ownership. For the avoidance of doubt, Reportable Securities include privately placed investments held by a Restricted Person, and such investments must be disclosed as part of the initial holdings reporting process. The

Restricted Person must also disclose all Covered Accounts of such Restricted Person as of the date he or she joined Lexington or otherwise became a Restricted Person. Note that Covered Accounts of a Restricted Person include, among other things, various securities accounts of such person’s Immediate Family members. Restricted Persons should consult the definition of “Covered Account” in the Manual for additional information.

As part of the initial holdings reporting process, a new Restricted Person generally will be required to submit to Compliance paper or electronic copies of statements for all Covered Accounts of such Restricted Person and the members of his or her Immediate Family, showing all Reportable Securities holdings as of (or in some instances, shortly before) the date such person joined Lexington or otherwise became a Restricted Person.

In addition, a Restricted Person who has (or whose Immediate Family Member has) a securities account that (i) he or she believes is not a Covered Account and (ii) is maintained at a broker, dealer or bank with which such Restricted Person has not otherwise indicated to Compliance that he or she (or an Immediate Family Member) has an account, should notify Compliance of the existence of the account with such broker, dealer or bank even though (assuming such account is, in fact, not a Covered Account) it is not subject to the other reporting requirements described herein.

As part of the initial holdings reporting process, a Restricted Person is also required to confirm that he or she has read and understands the Code of Ethics and understands that it applies to him or her, and the members of his or her Immediate Family.

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Automated Reporting of Covered Account Transactions and Holdings: At or around the time a Restricted Person submits his or her initial holdings reporting materials, such Restricted Person should direct all relevant broker(s), dealer(s) and/or bank(s) to send, directly to Compliance, contemporaneous duplicate copies of all transaction confirmation statements and account statements relating to each Covered Account (if any) of such Restricted Person. For the avoidance of doubt, Covered Accounts of a Restricted Person include, among other things, various securities accounts of such person’s Immediate Family members. Restricted Persons should consult the definition of “Covered Account” in the Manual for additional information.

To the extent that a transaction or holding is reported directly to Compliance by a third party as described above, the relevant Restricted Person generally is not required to report such transaction or holding separately to Compliance after such Restricted Person’s initial holdings reporting is complete, notwithstanding descriptions of the filing of quarterly and annual reports herein. Each Restricted Person should review the detailed descriptions of quarterly and annual reporting requirements below, and should consult Compliance if he or she has any questions about how to fulfill any of such reporting requirements.

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Quarterly Transaction Reports: As described above, if a Restricted Person or any member of such person’s Immediate Family has a Covered Account with any broker, dealer or bank, such Restricted Person or such person’s Immediate Family member must direct that broker, dealer or bank to send, directly to Compliance, contemporaneous duplicate copies of all transaction confirmation statements and account statements relating to that account. Any such confirmation statements must include, for each transaction, the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of the security, as well as the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

If (i) applicable laws or regulations in the jurisdiction(s) relevant for a Restricted Person and/or members of such person’s Immediate Family prohibit brokers, dealers or banks from providing duplicate transaction confirmation statements directly to Compliance, and such Restricted Person and/or member(s) of such person’s Immediate Family are therefore unable to direct relevant broker(s), dealer(s) and/or bank(s) to provide such duplicate statements, or (ii) relevant broker(s), dealer(s) and/or bank(s) are otherwise unable or unwilling to provide such duplicate statements, or (iii) a Restricted Person or members of such person’s Immediate Family conduct transactions in Reportable Securities that are not effected with or through brokers, dealers or banks, the Restricted Person and/or the relevant Immediate Family member must instead disclose each such transaction to Compliance either by filing a supplementary Transaction Report with Compliance or directly providing Compliance with duplicate confirmation statements, in each case within 30 days following the end of the calendar quarter in which the relevant transaction occurred. The content requirements for any supplementary Transaction Report are the same as the requirements for duplicate confirmation statements (i.e., the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of the security, as well as the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected).

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End-of-Quarter Requirements (Recent Transactions and New Covered Accounts): Within 30 days following the end of each calendar quarter, each Restricted Person must ensure (i) that he or she and the members of his or her Immediate Family have directed all relevant brokers, dealers and banks to furnish duplicate transaction confirmation statements directly to Compliance; and (ii) that all transactions effected during the relevant quarter that were required to be reported to Compliance but were not, for whatever reason, reported directly to Compliance by the relevant broker, dealer or bank, have nonetheless been reported to Compliance, either in a supplementary Transaction Report or in a duplicate confirmation statement provided directly to Compliance by such Restricted Person or his or her Immediate Family member.

Also within 30 days following the end of each calendar quarter, each Restricted Person must ensure that, if such Restricted Person or any member of his or her Immediate Family opened or otherwise acquired or created a new Covered Account during the relevant quarter, (i) the existence of such new Covered Account has been disclosed to Compliance; and (ii) such Restricted Person or his or her Immediate Family member has directed the relevant broker(s), dealer(s) and/or bank(s) to send, directly to Compliance, contemporaneous duplicate copies of all transaction confirmation statements and account statements relating to such new Covered Account.

Finally, if a Restricted Person or any member of his or her Immediate Family opens or otherwise acquires or creates a new securities account during a calendar quarter that (i) he or she believes is not a Covered Account and (ii) is maintained at a broker, dealer or bank with which such Restricted Person has not previously indicated to Compliance that he or she (or an Immediate Family Member) has an account, such Restricted Person should notify Compliance of the existence of the account with such broker, dealer or bank within 30 days following the end of the relevant quarter, even though (assuming such account is not a Covered Account) it is not subject to the other reporting requirements described herein.

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Reporting Not Required for Certain Transactions: Certain limited types of transactions are not subject to quarterly transaction reporting requirements as described herein, even though they may involve Reportable Securities.

A Restricted Person need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

A Restricted Person generally need not report transactions effected within a non- discretionary account, although, as discussed in more detailed below, Compliance may require such Restricted Person to file a Non-Discretionary Account Certification in order to rely on the reporting exemption with respect to such an account.

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Annual Holdings Reports: No later than November 14 of each year, each Restricted Person is required (i) to report all Reportable Securities holdings with respect to each of his or her Covered Accounts (which, as noted above, generally include securities accounts of such Restricted Person’s Immediate Family members), or (ii) to ensure that all holdings described in (i) have already been reported directly to Compliance by the relevant broker(s), dealer(s) and/or bank(s). In either case, the holdings information provided to Compliance must be current as of September 30 of Lexington’s most recently concluded fiscal year. Restricted Persons should bear in mind that Reportable Securities acquired in private placements (e.g., limited partnership interests in private investment funds, or LLC interests held for investment purposes) must be reported as part of the annual holdings reporting process even though these types of investments may not be held in traditional brokerage accounts. Restricted Persons with questions about how to report an investment holding should contact Compliance.

Annual holdings reports, whether provided to Compliance by a Restricted Person, his or her Immediate Family members, or third-party brokers, dealers and/or banks, must list all Reportable Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount) in which such Restricted Person (or a member of such person’s Immediate Family) had Beneficial Ownership as of September 30 of Lexington’s most recently concluded fiscal year.

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Annual Certifications: Each Restricted Person is required to certify annually that, among other things, (i) he or she has reported all transactions in Reportable Securities (other than transactions exempt from reporting) in accordance with the quarterly reporting requirements in the Code of Ethics; (ii) he or she has reported all Reportable Securities holdings in all Covered Accounts (other than holdings exempt from annual reporting) in accordance with the annual reporting requirements in the Code of Ethics; (iii) all of his or her Covered Accounts are being reported automatically, or are otherwise being regularly reported, to Compliance in accordance with the Code of Ethics; (iv) he or she has complied with the pre-clearance requirements in the Code of Ethics; and (v) he or she has read and understands the Code of Ethics and understands that it applies to him or her, and the members of his or her Immediate Family.

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Non-Discretionary Account Certification: If a Restricted Person or member of such person’s Immediate Family has a trust or account over which such person does not exercise any direct or indirect influence or control, such trust or account may be excepted from the transaction and holdings reporting requirements described above. Such Restricted Person may be required to file a Non-Discretionary Account Certification in order to rely on the reporting exemption with respect to the relevant account. A Restricted Person who believes that he, she or an Immediate Family member has an account that should be excepted from reporting requirements as a non-discretionary account should consult Compliance before relying on the reporting exemption.

Compliance reserves the right to periodically request a copy of the agreement governing a non-discretionary account and/or reports of holdings and/or transactions made in such non- discretionary account in order to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on the reporting exemption. This typically occurs when, in Compliance’s discretion, there is reason to believe that a Restricted Person and/or members of such person’s Immediate Family have direct or indirect influence or control over the relevant account. Based on the information received, Compliance will confirm whether the Restricted Person and/or members of such person’s Immediate Family have direct or indirect influence or control over such account.

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Immediate Family Members in the Securities Industry. A narrow exception from the above reporting requirements generally will be allowed for a member of a Restricted Person’s Immediate Family in cases where such family member engages in Securities Transactions in such person’s capacity as a regular employee of an entity that (i) is unaffiliated with Lexington and (ii) primarily and routinely engages in Securities Transactions in its normal and ordinary course of business. Such exception shall be applicable and effective after such Restricted Person provides Compliance with notice (in form and specificity acceptable to Compliance, as further described below) that such person has an Immediate Family member who qualifies for and requires such exception. This exception does not in any way relax Lexington’s absolute prohibition on insider trading. Any Restricted Person seeking to rely on this exception with respect to a particular member of such person’s Immediate Family must disclose such family member’s name, job title and job description to Compliance at or prior to the time at which the exception is reasonably believed by such Restricted Person to become necessary. Compliance will keep a record of the information provided.

C)	Violations

Lexington expects all persons covered by the Code of Ethics to comply with the spirit of the Code of Ethics, as well as the specific rules contained herein. Lexington treats violations of the Code of Ethics (including violations of the spirit of the Code of Ethics) very seriously. If a Restricted Person violates either the letter or the spirit of the Code of Ethics, Lexington may take disciplinary measures against such person, including, without limitation, imposing penalties or fines, reducing compensation, demoting such person, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code of Ethics, but the Code of Ethics can also be violated by failing to file required reports, by making inaccurate or misleading reports or statements concerning trading activity or securities accounts, or by more generally failing to comply with the spirit of the Code of Ethics including, for example, by interfering (or attempting to interfere) with the administration or enforcement of the Code of Ethics by Compliance (or any of its designees). A Restricted Person’s conduct can violate the Code of Ethics even if neither a Fund nor Lexington is harmed by the conduct.

Restricted Persons who become aware of any violation of the Code of Ethics are required to report the violation promptly, on a confidential basis, to Compliance. It is Lexington’s policy that no adverse action will be taken against Restricted Persons solely for reporting a violation in good faith.

D)	Compliance Duties

Compliance has the primary responsibility for enforcement of the Code of Ethics, and shall investigate any alleged material violation and the cause of the purported violation. To the extent deemed necessary or advisable by the CCO in her discretion, Compliance shall report an alleged material violation to the Operating Committee and, as applicable, shall present the Operating Committee with information obtained by Compliance during its investigation. The Operating Committee in consultation with the CCO will determine whether any sanction is appropriate and, if so, will determine the applicable sanction.

Lexington has adopted the following supervisory procedures to implement the Code of Ethics:

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Each new person hired by Lexington will be required to affirm that he or she has received and read the Manual, including the Code of Ethics and any amendments to the Code of Ethics. Any amendments to the Code of Ethics will be distributed to all Restricted Persons. Compliance shall also obtain from each newly hired person (and any other new Restricted Person) the reports required under the Code of Ethics.

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Compliance shall resolve all issues of whether information received by a Restricted Person is material and nonpublic, and if it is determined that a Restricted Person is in possession of material nonpublic information, Compliance shall implement appropriate measures to prevent trading and inappropriate communication of such information to others. Such measures may include, but are not limited to, the promulgation and distribution of the Restricted Securities List (as described in the Insider Trading, Material Nonpublic Information and Market Manipulation Policy) and other directives which must be complied with by each recipient thereof.

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Compliance or a designee thereof shall review the trading activity reported by each Restricted Person to determine whether there are any suspect patterns of trading that may be indicative of insider trading or other violations of the Code of Ethics.

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Compliance or a designee thereof shall also compare Restricted Persons’ trading activity with the Restricted Securities List and, when desirable, shall coordinate such trading review with other appropriate persons.

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Upon learning of a potential violation of the Code of Ethics, Compliance shall investigate the matter and, to the extent deemed necessary or advisable by the CCO in her discretion, report the facts and any recommendations for further action to the Operating Committee. Compliance may enlist the assistance of outside legal counsel in such investigations.

E)	Pre-Clearance of Material Outside Business Activities

Prior to engaging in a new Material Outside Business Activity, a Restricted Person must (i) request pre-clearance from Compliance via PTCC or (ii) submit an equivalent request to Compliance (which may be submitted via email) with sufficiently detailed information about the proposed activity to permit Compliance to consider any potential conflicts of interest posed by such Restricted Person’s participation. Restricted Persons should bear in mind that Material Outside Business Activities include any outside affiliation for which the relevant individual maintains any management discretion

(e.g., serving on a university’s board of trustees, or as a director of a small business) or is compensated (i.e., being paid to teach an evening class at a community college), regardless of whether the relevant activity or organization is related to investing or finance, and regardless of whether the activity or affiliation relates to a for-profit business or a non-profit, charitable, or similar organization. For the avoidance of doubt, any directorship at a for-profit company must be pre-cleared because, for U.S. regulatory purposes, such roles will be presumed to involve some management discretion. If uncertain as to whether an outside activity or affiliation requires pre-clearance, Restricted Persons should err on the side of caution and consult Compliance.

Responsible Party: Compliance and all Restricted Persons